Exhibit 99.1

Ahern Rentals Reports Echelon Project Delay Will Have Small Impact

LAS VEGAS—(BUSINESS WIRE)—August 1, 2008—Boyd Gaming Corporation announced in a press release dated August 1, 2008 that it has decided to delay its Echelon project on the Las Vegas Strip, a project on which Ahern Rentals Inc. has rented out some of its equipment. Because the Echelon project was in its early stages and because Ahern Rentals has a diversified involvement in the Las Vegas market, the project delay will affect substantially less than one percent of Ahern’s fleet and will likely reduce Ahern’s near-term purchase of equipment for its rental fleet.

Ahern Rentals is an equipment rental company with locations primarily in the southwestern United States. Through our network of equipment rental locations, we rent a full range of equipment, sell our used rental equipment, new equipment, parts, supplies and related merchandise, and provide maintenance, repair and other services that supplement our rental activities. The types of equipment we rent range from a fleet of high reach and earth engaging units to hand tools. For more information about Ahern Rentals, visit www.ahern.com.

Ahern Rentals Inc., Las Vegas
Howard Brown, 702-362-0623